Exhibit 5.1

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

September 12, 2017

Ladies and Gentlemen:

I am General Counsel of BCB Bancorp, Inc., a New Jersey corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 3,755,102 shares (the “Shares”) of common stock of the Company, no par value per share (“Common Stock”), which includes up to 489,796 shares of Common Stock issuable upon the underwriters’ exercise of an option pursuant to the Underwriting Agreement, dated as of September 8, 2017 (the “Underwriting Agreement”), by and between the Company and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named therein (the “Underwriters”) pursuant to the registration statement on Form S-3 (File No. 333-219617) filed with the United States Securities and Exchange Commission (the “Commission”) (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Underwriting Agreement.

In connection with rendering this opinion, I have reviewed:

(i) the Underwriting Agreement;

(ii) the Registration Statement;

(iii) a copy of the specimen stock certificate;

(iv) the preliminary prospectus, consisting of the prospectus, dated August 10, 2017 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated September 7, 2017, relating to the offering of the Shares, filed with the Commission on September 7, 2017;

(v) the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated September 8, 2017, relating to the offering of the Shares, filed with the Commission on September 8, 2017;

(vi) the free writing prospectus of the Company filed with the Commission on September 7, 2017; and

(vii) such corporate records, certificates and other documents, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion..

I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. I have assumed further that the certificates for the Shares conform to the specimen incorporated by reference as an exhibit to the Registration Statement and have been duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Underwriting Agreement and upon receipt by the Company in full of payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

I am a member of the bar of the State of New Jersey. I do not express any opinion herein on any laws other than the law of the State of New Jersey, applicable provisions of the New Jersey Corporation Act and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed on or about September 12, 2017, relating to the offering of the Shares. I also hereby consent to the reference to my name under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ John J. Brogan

John J. Brogan
General Counsel